Exhibit 10.1
PNC Bank Letterhead
December 30, 2008
Mr. Robert J. McCarthy, Jr.
President and Chief Executive Officer
Parkvale Financial Corporation
4220 William Penn Highway
Monroeville, PA 15146
Re: $25,000,000.00 Term Loan
Dear Mr. McCarthy:
We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a term loan to Parkvale Financial Corporation (the “Borrower”). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your term loan are outlined in the following sections of this letter.
1.	Facility and Use of Proceeds. This is a term loan in the amount of $25,000,000.00 (the “Term Loan” or the “Loan”). The proceeds of the Term Loan will be used for general corporate purposes and to enhance the capital position of the Parkvale Savings Bank.

2.	Note. The obligation of the Borrower to repay the Term Loan shall be evidenced by a term note (the “Note”) in form and content satisfactory to the Bank.

3.	This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

4.	The Term Loan will be cross-collateralized and cross-defaulted with all other present and future obligations of the Borrower to the Bank.

5.	Interest Rate. Interest on the Term Loan will be charged at the rates, and be payable on the dates and times, set forth in the Note.

Parkvale Financial Corporation
December 30, 2008

6.	Repayment. The principal amount of the Term Loan shall be paid in consecutive quarterly installments over five years, as set forth in the Note. Interest shall be paid in arrears as set forth in the Note.

7.	Security. The Borrower must cause or has previously caused the following to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Loan:
a pledge agreement granting the Bank a first priority perfected lien on all of the issued and outstanding stock of Parkvale Savings Bank.
8.	Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Term Loan:
          (a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to Financial Statements (as hereinafter defined)) and/or any security for the Loan.
          (b) The Borrower will not make or permit any change in its form of organization or the nature of its business as carried on as of the date of this Letter Agreement and will not permit Parkvale Savings Bank to issue any additional capital stock unless such stock is issued to the Borrower and pledged to the Bank to secure the Term Loan.
          (c) The Borrower will provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, (ii) any material litigation filed by or against the Borrower, or a material investigation of, or material restrictions imposed on, the Borrower by any governmental authority, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time, “ERISA”) or (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.
          (d) The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated; and shall, upon the reasonable request of the Bank provide the Bank with evidence of such insurance.
          (e) The Borrower will maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for

Parkvale Financial Corporation
December 30, 2008

examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.
     (f) The Borrower will comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).
     (g) The Borrower shall notify the Bank in writing not less than five (5) Business Days prior to entering into any credit or loan agreement or any other agreement pursuant to which the Borrower incurs indebtedness or any amendment or modification to any such existing agreement, in either case as permitted hereunder, pursuant to which the Borrower agrees to representations, warranties, covenants or terms which are more restrictive to the Borrower than those contained herein (the “More Restrictive Provisions”). Upon the execution of such new agreement, amendment or modification, the corresponding covenants, terms and conditions of this Agreement shall be and are automatically and immediately deemed to be amended to conform with and to include the More Restrictive Provisions; provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement if any new credit agreement, amendment or modification is less restrictive to the Borrower. Should the Borrower agree to provide the benefit of any guaranty (“Guaranty”) or grant of collateral (“Collateral”) to another lender, as such provision or grant would be permitted under the Bank’s loan documents, immediately upon the provision or grant of such Guaranty or Collateral, the Borrower shall execute documents in favor of the Bank granting to the Bank substantially identical benefits. The Borrower hereby agrees promptly to execute and deliver any and all such documents and instruments and to take all such further actions as the Bank, in its sole discretion, may deem necessary or appropriate to effectuate the provisions of this clause.
     (h) The Borrower will comply with the financial and other covenants included in Exhibit “A” hereto.
9.	Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrower under the Line of Credit, the Borrower represents and warrants as follows:
     (a) The Borrower has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows (as applicable, the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

Parkvale Financial Corporation
December 30, 2008

          (b) Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.
          (c) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change, other than as listed on Exhibit “B” hereto.
          (d) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.
          (e) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.
          (f) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.
          (g) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.
          (h) The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on Exhibit “B” hereto.
          (i) Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of ERISA, including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with

Parkvale Financial Corporation
December 30, 2008

respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.
          (j) The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on Exhibit “B”, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
          (k) No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.
          (l) As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.
          (m) None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

Parkvale Financial Corporation
December 30, 2008

10.	Fee. On the date of the Note, the Borrower shall pay to the Bank a fee of $62,500.00.

11.	Expenses. The Borrower agrees to reimburse the Bank, upon execution of this Letter Agreement and otherwise on demand, for the Bank’s out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank’s liens and security interests. The Borrower shall also pay the Bank on the date of the Note, a document services fee of $2,000.00 for documenting and closing this transaction (which includes the fees and expenses of the Bank’s in-house counsel). The Borrower shall also reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in connection with any amendments, modifications or renewals of the Loan, and in connection with the collection of all of the Borrower’s obligations to the Bank, including but not limited to enforcement actions relating to the Loan, whether through judicial proceedings or otherwise.

12.	Other Conditions to Advance. The Bank will not be obligated to make any advance under the Loan until the Borrower has provided the following, all in form and content satisfactory to the Bank:
     (a) All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Letter Agreement and the other Loan Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank;
     (b) The Bank shall have received copies, certified by a duly authorized officer of the Borrower to be true and complete, of the certificate or articles of incorporation and by-laws of the Borrower;
     (c) The Bank shall have received from the Borrower an incumbency certificate signed by a duly authorized officer of the Borrower, and giving the name and bearing the specimen signature of each individual who shall be authorized, in the name and on behalf of the Borrower (i) to sign each of the Loan Documents, (ii) to make requests for advances and (iii) to give notices and to take other action on its behalf under the Loan Documents;
     (d) The Bank shall have received a certificate of the chief financial officer or treasurer of the Borrower certifying that, after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged;
     (e) The Loan Documents shall have been duly executed and delivered, shall be in full force and effect, and shall be in form and substance satisfactory to the Bank;

Parkvale Financial Corporation
December 30, 2008

     (f) The Borrower shall have paid to the Bank all fees and expenses subject to reimbursement; and
     (g) The Bank shall be reasonably satisfied as to the amount and nature of all tax, ERISA, employee retirement benefit and other contingent liabilities to which the Borrower may be subject.
13.	Additional Provisions. Before the first advance under the Loan, the Borrower shall execute and deliver to the Bank the Note and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority.
     Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, any collateral for the Loan or any other person or entity connected in any way with the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.
     This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loan, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan.
     The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loan.
     THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.

Parkvale Financial Corporation
December 30, 2008

     To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within ten (10) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.
     Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Mark G. Merrill
Title:	Managing Director
ACCEPTANCE
With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 30th day of December, 2008.

BORROWER:

PARKVALE FINANCIAL CORPORATION

By:	/s/ Robert J. McCarthy, Jr.
(SEAL)
Print Name: Robert J. McCarthy, Jr.
Title:	President and Chief Executive Officer

Parkvale Financial Corporation
December 30, 2008

EXHIBIT A
TO LETTER AGREEMENT
DATED DECEMBER 30, 2008
          A. FINANCIAL REPORTING COVENANTS:
          The Borrower will deliver to the Bank:
               (a) Financial Statements for its fiscal year, within ninety (90) days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.
               (b) Financial Statements for each of the first three fiscal quarters, within forty-five (45) days after the quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer or treasurer.
               (c) With each delivery of Financial Statements (1) a certificate of the Borrower’s chief financial officer or treasurer as to the Borrower’s compliance with the financial covenants set forth below, if any, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take, and (2) duly executed copies of the then current OTS Form 1313 for each Financial Institution Subsidiary. The above-referenced certificate shall set forth all detailed calculations necessary to demonstrate such compliance.
          “Financial Statements” means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).
          B. FINANCIAL COVENANTS:
(1)	While the Loan is outstanding, the Borrower will maintain, measured quarterly on a rolling four quarter basis, commencing with the quarter ending March 31, 2009, as of the end of each calendar quarter, a Return on Average Assets of at least: (a) 0.20% as of the end of each calendar quarter ending in 2009; (b) 0.30% as of the end of each calendar quarter ending in 2010; (c) 0.40% as of the end of each calendar quarter ending in 2011; (d) 0.50% as of the end of each calendar quarter ending in 2012; and (e) 0.60% as of the end of each calendar quarter ending in 2013.

(2)	While the Loan is outstanding, the Borrower will not permit, on a consolidated basis measured quarterly, commencing with the quarter ending March 31, 2009, as of the end of each calendar quarter, its Nonperforming Assets to exceed more than, as of the dates indicated below, the percentage indicated of the sum of (a) Total Loans (excluding loans held for sale) plus (b) Other Real Estate Owned:

Parkvale Financial Corporation
December 30, 2008

     (i) 3.00% as of the end of each calendar quarter ending in 2009; (ii) 2.75% as of the end of each calendar quarter ending in 2010; (iii) 2.50% as of the end of each calendar quarter ending in 2011; (iv) 2.25% as of the end of each calendar quarter ending in 2012; and (v) 2.00% as of the end of each calendar quarter ending in 2013.
          (3) While the Loan is outstanding, each Financial Institution Subsidiary will maintain a Total Risk Based Capital Ratio, measured quarterly, commencing with the quarter ending March 31, 2009, as of the end of each calendar quarter, of at least: (a) 10.25% as of the end of each calendar quarter ending in 2009; (b) 10.50% a as of the end of each calendar quarter ending in 2010; and (c) 10.75% as of the end of each calendar quarter thereafter.
          As used herein:
          “Financial Institution Subsidiary” means Parkvale Savings Bank and each other subsidiary of the Borrower, whether existing or hereafter formed or acquired, that is a regulated financial institution.
          “Nonperforming Assets” means the sum of (a) Nonperforming Loans plus (b) Other Real Estate Owned, as determined in accordance with, and as set forth on, the Financial Institution Subsidiary’s Form 041, Schedule RCN.
          “Nonperforming Loans” means the sum of (a) nonaccrual loans and lease financing receivables plus (b) loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest plus (c) loans for which the terms have been modified due to a deterioration in the financial position of the borrower, all as determined in accordance with, and as set forth on, the Financial Institution Subsidiary’s Form 041, Schedule RCN.
          “Other Real Estate Owned” means the sum of (a) real estate acquired in satisfaction of debts previously contracted plus (b) other real estate owned, as determined in accordance with, and as set forth on, on Schedule RCN, line 3 of the Financial Institution Subsidiary’s Form 041.
          “Return on Average Assets” means, on a consolidated basis, a Return on Average Assets for the current and the prior three fiscal quarters, as determined by taking the sum of the Return on Average Assets as reported in the Borrower’s SEC filings, excluding the effect of any impairment of intangible assets (including goodwill), divided by four (4).
          “Total Loans” means, for the Borrower on a consolidated basis, the line term “Loans net of unearned income” set forth in the Borrower’s Financial Statements delivered pursuant to Section A (Financial Reporting Covenants) of Exhibit A to this Letter Agreement.

Parkvale Financial Corporation
December 30, 2008

          “Total Risk Based Capital Ratio” means Total Risk Based Capital Ratio as defined by the then current Office of Thrift Supervision or Federal Deposit Insurance Corporation guidelines.
          All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).
          C. NEGATIVE COVENANTS:
          (1) Without the Bank’s prior written consent, during the period the Loan is outstanding, the Borrower will not liquidate, or dissolve, or consummate a merger or consolidation with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired, except for mergers or consolidations in which the Borrower is the surviving entity.
          (2) The Borrower will not enter into or carry out any transaction with any affiliate of the Borrower (including purchasing property or services from or selling property or services to any affiliate of the Borrower) unless such transaction is not otherwise prohibited by this Letter Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable law.

Parkvale Financial Corporation
December 30, 2008

EXHIBIT B
TO LETTER AGREEMENT
DATED DECEMBER 30, 2008
8(h) Title to Assets. Describe additional liens and encumbrances below:
None.
8(c) Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:
None.